Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

COASTAL FINANCIAL CORPORATION

ARTICLE I

Name

The name of the corporation is COASTAL FINANCIAL CORPORATION.

ARTICLE II

Head Office

The head office and principal place of business of this corporation shall be located in the City of Everett, County of Snohomish, State of Washington 98201.

ARTICLE III

Purpose

The purpose for which the corporation is organized is to carry on such activities as are permitted to corporations under applicable law.

ARTICLE IV

Capitalization

Section 4.1 Authorized Capital. The total number of shares of stock which the corporation is authorized to issue is Three Hundred Twenty-Five Million (325,000,000), of which Three Hundred Million (300,000,000) shares are no par value common stock and Twenty-Five Million (25,000,000) shares are no par value preferred stock.

Section 4.2 Rights and Preferences. The Board of Directors of the corporation shall determine the preferences, limitations and relative rights of any class of shares before issuance of any shares of that class and may designate one or more series within a class as well as the number of shares within that series, before the issuance of any shares within that series.

Section 4.3 Class B Nonvoting Common Stock. Of the Three Hundred Million (300,000,000) shares of Common Stock with no par value per share authorized in Section 4.1 hereof, One Million (1,000,000) shares shall be Class B Nonvoting Common Stock. The Class B Nonvoting Common Stock shall have rights identical with those of the Common Stock, except the Class B Nonvoting Common Stock shall not have the right to vote on any matter requiring approval of the shareholders of the corporation unless specifically required by applicable law.

Section 4.4 Class C Nonvoting Common Stock. Of the Three Hundred Million (300,000,000) shares of Common Stock with no par value per share authorized in Section 4.1 hereof, up to One Hundred Million (100,000,000) shares may be Class C Nonvoting Common Stock. The Class C Nonvoting Common Stock shall have the same rights and privileges as the Company’s Common Stock except as follows:

A.	The Class C Nonvoting Common Stock shall have no voting rights, except as may be required by law;

B.	The Class C Nonvoting Common Stock shall not be convertible into Common Stock or any other Class or Series of Company equity by the original purchaser of the Class C Nonvoting Common Stock;

C.	The Class C Nonvoting Common Stock shall not be transferred or disposed of by the original purchaser of the Class C Common Stock except: (A) to the Company; (B) in a widely distributed public offering that is registered under the Securities Act; (C) to a person that is acquiring a majority of the Company’s voting securities (not including voting securities such person is acquiring from the transferor); or (D) in transfers in which no transferee (or group of associated transferees) would receive 2% or more of any Class of voting securities of the Company (including pursuant to a related series of such transactions), provided such transferee or transferees are not in any way affiliated with the original purchaser of the Class C Nonvoting Common Stock (a -Permissible Transfer”); and

D.	Following a Permissible Transfer. the Class C Nonvoting Common Stock, with the prior approval of the Company Board of Directors. may be convertible to Company Common Stock at the option of the shareholder that obtained ownership of the shares by way of a Permissible Transfer upon terms and conditions approved by the Company Board of Directors.

ARTICLE V

Shareholder Rights

Section 5.1 No Preemptive Rights. Shareholders shall not have a preemptive right to acquire unissued shares of capital stock of the corporation, whether now or hereafter authorized, or to acquire any obligation issued or sold which are convertible into stock of the corporation, other than such rights, if any, as the Board of Directors, in its discretion, may from time to time determine, and at such price as the Board of Directors may from time to time fix.

Section 5.2 Voting Rights. Other than shares designated as having no voting rights, each share of the capital stock of this corporation shall be entitled to one vote on each matter presented at all meetings of shareholders. Each shareholder entitled to vote at any election for directors has the right to vote. in person or by proxy. the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, and no shareholder shall be entitled to cumulate his votes.

Section 5.3 Special Meetings of Shareholders. Special meetings of the shareholders for any purpose or purposes may be called at any time by the Chief Executive Officer, President, any member of the Board of Directors, or by holders of not less than one-third (1/3) of all shares of stock of the corporation entitled to vote on any issue proposed to be considered at the meeting. Business transacted at any special meeting shall be confined to the purpose(s) stated in the notice of such meeting.

ARTICLE VI

Board of Directors

Section 6.1 Number. The Board of Directors shall consist of not fewer than seven (7) or more than seventeen (17) persons. The exact number within such minimum and maximum limits shall be fixed and determined by resolution of the Board of Directors. The number of directors elected by the shareholders at the last preceding annual meeting may be increased by not more than three (3) directors by the Board between annual meetings of the shareholders, and no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Section 6.2 Classes. The Board of Directors shall be divided into three classes: Class 1, Class 2, and Class 3. Each such Class shall consist, as nearly as possible, of one-third of the total number of directors comprising the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected or until their successors are duly elected and have qualified or until their earlier resignation, removal from office or death.

Section 6.3 Changes in Number. In the event of an increase or decrease in the number of directors, (1) each director then serving as such shall nevertheless continue as a director of the class in which he or she is a member until the expiration of his or her current term, or his or her earlier resignation, removal from office or death; and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be appointed by the Board of Directors, in its sole discretion, among the three classes of directors so as to maintain such classes as nearly equal as possible.

Section 6.4 Removal. No director may be removed from office by the shareholders without cause except by a vote of 80% of the outstanding shares then entitled to vote. Except as otherwise provided by law, cause for removal shall exist only if the Board of Directors has reasonable grounds to believe that the corporation has suffered or will suffer substantial injury as a result of the gross negligence or dishonesty of the directors whose removal is proposed.

ARTICLE VII

Fair Price Provision

Section 7.1 Definitions. For purposes of this Article:

(a) An “interested shareholder transaction” means any merger. share exchange, sale of assets, dissolution or similar transaction between (i) a corporation or any subsidiary thereof, and (ii) an “interested shareholder” of such corporation or an “affiliated person” to an interested shareholder, that must be authorized pursuant to applicable law by a vote of the shareholders.

(b) An “interested shareholder”:

(1) Includes any person or group of affiliated persons who beneficially own twenty percent or more of the outstanding voting shares of a corporation; and

(2) Excludes any person who, in good faith and not for the purpose of circumventing this Article. is an agent, custodial bank, broker, nominee, or trustee for another person, if such other person is not an interested shareholder under Section 7.1(b)(1) of this Article.

(c) An “affiliated person” is any person who either acts jointly or in concert with, or directly or indirectly controls, is controlled by. or is under common control with another person.

Section 7.2 Special Shareholder Approval. Except as provided in Section 7.3 of this Article, an interested shareholder transaction must be approved by the affirmative vote of the holders of two-thirds of the shares entitled to be counted under this Section 7.2, or if any class of shares is entitled to vote thereon as a class. then by the affirmative vote of two-thirds of the shares of each class entitled to be counted under this Section 7.2 and of the total shares entitled to be counted under this Section 7.2. All outstanding shares entitled to vote under applicable law or the Articles of Incorporation shall be entitled to be counted under this Section 7.2, except shares owned by or voted under the control of an interested shareholder may not be counted to determine whether shareholders have approved a transaction for purposes of this Section 7.2. The vote of the shares owned by or voted under the control of an interested shareholder, however, shall be counted in determining whether a transaction is approved under other provisions of applicable law and for purposes of determining a quorum.

Section 7.3 Exemptions. The special shareholder approval provisions of Section 7.2 of this Article shall not apply to a transaction:

(a) Board Approval. Approved by a majority vote of the board of directors. For such purpose, the vote of directors whose votes are otherwise entitled to be counted under the Articles of Incorporation and applicable law who are directors or officers of, or have a material financial interest in, an interested shareholder, or who were nominated for election as a director as a result of an arrangement with an interested shareholder and first elected as a director within twenty-four months of the proposed transaction. shall not be counted in determining whether the transaction is approved by such directors; or

(b) Fair Value. In which a majority of directors whose votes are entitled to be counted under Section 7.3(a) determines that the fair market value of the consideration to be received by noninterested shareholders for shares of any class of which shares are owned by an interested shareholder is not less than the highest fair market value of the consideration paid by any interested shareholder in acquiring shares of the same class within twenty-four months of the proposed transaction.

Section 7.4 Amendment or Repeal of Article VII. This Article may be amended or repealed only by the affirmative vote of the holders of two-thirds of the shares entitled to be counted under this Section 7.4. All outstanding shares entitled to vote under applicable law or the Articles of Incorporation shall be entitled to be counted under this Section 7.4, except shares owned by or voted under the control of an interested shareholder may not be counted to determine whether shareholders have voted to approve the amendment or repeal. The vote of the shares owned by or voted under the control of an interested shareholder, however, shall be counted in determining whether the amendment or repeal is approved under other provisions of applicable law and for purposes of determining a quorum.

Section 7.5 Non-Exclusivity. The requirements imposed by this Article are to be in addition to, and not in lieu of, requirements imposed on any transaction by any provision of applicable law, or any other provision of the Articles of Incorporation, or the Bylaws or otherwise.

ARTICLE VIII

Consideration of Non-Monetary Factors

The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects on the employees, customers, suppliers, and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located.

ARTICLE IX

Contracts

This corporation may enter into contracts and otherwise transact business as a vendor. purchaser, or otherwise, with its directors, officers, and shareholders and with corporations, associations, firms, and entities in which they are or may become interested as directors, officers, shareholders, members or otherwise, as freely as though such adverse interest did not exist, even though the vote, action or presence of such director, officer, or shareholder may be necessary to obligate the corporation upon such contracts or transactions; and in the absence of fraud, no such contract transaction shall be avoided and no such director, officer or shareholder shall be held liable to account to the corporation, by reason of such adverse interest or by reason of any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided, that in the case of directors and officers of the corporation (but not in the case of shareholders who are not directors or officers), the nature of the interest of such director, or officer. though not necessarily the details or extent thereof, be disclosed or known to the Board of Directors of this corporation, at the meeting thereof, at which such contract or transaction is authorized or confirms.

ARTICLE X

Director Liability and Indemnification

Section 10.1 Definitions: As used in this Article:

(a) The term “Egregious Conduct” by a person shall mean acts or omissions that involve intentional misconduct or a knowing violation of law, conduct violating Section 23B.08.310 of the Revised Code of Washington, as amended, or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled.

(b) The term “Finally Adjudged” shall mean stated in a judgment based upon clear and convincing evidence by a court having jurisdiction, from which there is no further right to appeal.

(c) The term “Director” shall mean any person who is a director of the corporation and any person who, while a director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation. partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering an employee of the corporation or of any employer in which it has an ownership interest; and “conduct as a Director” shall include conduct while a Director is acting in any such capacities.

(d) The term “Officer-Director” shall mean any person who is simultaneously both an officer and director of the corporation and any person who. while simultaneously both an officer and director of the corporation, is serving at the request of the corporation as a director, officer, manager, partner, trustee, employee, or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and “conduct as an Officer-Director” shall include conduct while such a person is acting as an officer of the corporation or in any of such other capacities.

(e) The term “Subsidiary Corporation” shall mean any corporation or limited liability company at least eighty percent of the voting interests of which is held beneficially by this corporation.

(f) The term “Subsidiary Outside Director” shall mean any person who, while not principally employed by this corporation or any Subsidiary Corporation, is a director or manager of a Subsidiary Corporation and any such person who. while a director or manager of a Subsidiary Corporation, is serving at the request of such corporation as a director, officer, manager. partner, trustee, employee, or agent of another foreign or domestic corporation. limited liability company, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of such corporation or of any employer in which it has an ownership interest; and “conduct as a Subsidiary Outside Director- shall include conduct while such a person is acting in any of such capacities.

Section 10.2 Liability of Directors. No Director, Officer-Director, former Director or former Officer-Director shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a Director or Officer-Director occurring after the effective date of this Article unless the conduct is Finally Adjudged to have been Egregious Conduct.

Section 10.3 Liability of Subsidiary Outside Directors. No Subsidiary Outside Director or former Subsidiary Outside Director shall be personally liable in any action brought directly by this corporation as a shareholder of the Subsidiary Corporation or derivatively on behalf of the Subsidiary Corporation (or by any shareholder of this corporation double-derivatively on behalf of this corporation and the Subsidiary Corporation) for monetary damages for conduct as a Subsidiary Outside Director occurring after the effective date of this Article unless the conduct is Finally Adjudged to have been Egregious Conduct.

Section 10.4 Mandatory Indemnification of Directors. Subject to Section 10.7 and 10.8 of this Article. the corporation shall indemnify any person who is, or is threatened to be made, a party to any action, suit, or proceeding, whether civil. criminal, administrative, or investigative, and whether formal or informal, and whether by or in the right of the corporation or its shareholders or by any other party, by reason of the fact that the person is or was a Director, Officer-Director, or Subsidiary Outside Director against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to the corporation or its shareholders or to a Subsidiary Corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such action, suit or proceeding unless the liability and expenses were on account of conduct Finally Adjudged to be Egregious Conduct.

Section 10.5 Advancing Expenses. Except as prohibited in Section 10.7 and 10.8 of this Article, the reasonable expenses, including attorneys’ fees, of a Director, Officer-Director, or Subsidiary Outside Director, or person formerly serving in any such capacity, incurred in connection with an action, suit or proceeding in which the individual is entitled to indemnification under Section 10.4 shall be paid or reimbursed by the corporation, upon request of such person, in advance of the final disposition of such action, suit or proceeding upon receipt by the corporation of a written, unsecured promise by the person to repay such amount if it shall be Finally Adjudged that the person is not eligible for indemnification. All expenses incurred by such person in connection with such action, suit or proceeding shall be considered reasonable unless Finally Adjudged to be unreasonable.

Section 10.6 Procedure. Except as required by Section 10.7 and 10.8 of this Article, no action by the Board of Directors, the shareholders, independent counsel, or any other person or persons shall be necessary or appropriate to the determination of the corporation’s indemnification obligation under this Article in any specific case, to the determination of reasonableness of any expenses incurred by a person entitled to indemnification under this Article, nor to the authorization of indemnification in any specific case.

Section 10.7 Exception for Internal Claims. Notwithstanding anything else in these Articles, the corporation shall not be obligated to indemnify any person for any expenses, including attorneys’ fees, incurred to assert any claim against the corporation (except a claim to enforce rights to indemnification) or any person related to or associated with it, including any person who would be entitled to indemnification in connection with the claim.

Section 10.8 Exception for Regulatory Claims.

(a) Regulatory Proceedings Generally. Notwithstanding anything else in these Articles, indemnification of any Director, Officer-Director or Subsidiary Outside Director, or any person formerly serving in any such capacities, and advancement of expenses in connection with either an administrative proceeding or a civil action instituted by a federal banking agency (“Regulatory Proceedings”) shall be governed by this Section.

(b) Banking Regulations Defined. The term “Banking Regulations” shall mean any state or federal laws or regulations applicable to the corporation, or any formal policies adopted by a regulatory agency having jurisdiction over the corporation.

(c) Indemnification in Regulatory Proceedings. The corporation shall provide indemnification and advancement of expenses in connection with Regulatory Proceedings to the extent permitted, and in the manner prescribed by Banking Regulations. Insurance and other means to ensure payment of costs and expenses in Regulatory Proceedings may be obtained or provided to the extent permitted and in the manner prescribed by Banking Regulations.

Section 10.9 Enforcement of Rights. The corporation shall indemnify any person granted indemnification rights under this Article against any reasonable expenses incurred by the person to enforce such rights.

Section 10.10 Set-Off of Claims. Any person granted indemnification rights herein may directly assert such rights in set-off of any claim raised against the person by or in the right of the corporation and shall be entitled to have the same tribunal which adjudicates the corporation’s claim adjudicate the person’s entitlement to indemnification by the corporation.

Section 10.11 Continuation of Rights. The indemnification rights provided in this Article shall continue as to a person who has ceased to be a Director, Officer-Director. or Subsidiary Outside Director and shall inure to the benefit of the heirs, executors, and administrators of such person.

Section 10.12 Effect of Amendment or Repeal. Any amendment or repeal of this Article shall not adversely affect any right or protection of a Director. Officer-Director, or Subsidiary Outside Director or person formerly serving in any of such capacities existing at the time of such amendment or repeal with respect to acts or omissions occurring prior to such amendment or repeal.

Section 10.13 Severability of Provisions. Each of the substantive provisions of this Article is separate and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.

ARTICLE XI

Repurchase of Shares

To the extent authorized by applicable laws, the corporation may use its unreserved and unrestricted surplus to purchase its own shares. which will be held as authorized but unissued shares.

ARTICLE XII

Amendment to Bylaws

The Board of Directors shall have full power to adopt, alter, amend, or repeal the Bylaws or adopt new Bylaws; provided nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend, or repeal the Bylaws so long as any Bylaw is not inconsistent with law or these Articles of Incorporation.

ARTICLE XIII

Amendment to Articles of Incorporation

This corporation reserves the right to amend all or change or repeal any provision contained in its Articles of Incorporation in any manner now or hereafter prescribed or permitted by law. All rights of shareholders of this corporation are granted subject to this reservation.

ARTICLE XIV

Registered Agent

The name and location of the initial registered agent of this corporation are Coastal Community Bank located in Everett. Washington.

ARTICLES OF RESTATEMENT

These Articles of Restatement of Coastal Financial Corporation, Everett, Washington, a Washington corporation, are executed and delivered for filing in accordance with the provisions of Section 23.10.070 of the Washington Business Corporation Act.

1.	The name of the corporation is Coastal Financial Corporation.

2.	The text of the Second Amended and Restated Articles of Incorporation of the corporation is attached hereto and is incorporated by reference.

3.	The Second Amended and Restated Articles of Incorporation of the corporation contain amendments to the First Amended and Restated Articles of Incorporation requiring shareholder approval. These amendments were properly approved by the shareholders of the corporation in accordance with the provisions of Section 23B.10.030 and Section 23B.10.040 of the Washington Business Corporation Act.

These Articles of Restatement are duly executed this 3rd day of May 2018.

COASTAL FINANCIAL CORPORATION

/s/ Eric M. Sprink
Eric M. Sprink
President and Chief Executive Officer